Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces First Quarter Earnings

LOS ANGELES, CA May 12, 2010 — Arden Group, Inc. (Nasdaq—ARDNA) today released its sales and income figures for the first quarter ended April 3, 2010.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FIRST QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended
		April 3, 2010	April 4, 2009

Sales	(a)	$104,777,000	$108,847,000

Operating income	(b)	8,505,000	9,770,000

Interest, dividend and other income (expense), net		58,000	73,000

Income before income taxes		8,563,000	9,843,000

Income tax provision		3,489,000	4,010,000

Net income		$5,074,000	$5,833,000

Basic and diluted net income per common share		$1.61	$1.85

Basic and diluted weighted average common shares outstanding		3,161,098	3,161,098

(a)                               Same store sales for the first quarter of 2010 decreased 3.7% compared to the same period of 2009.  Sales continue to be negatively impacted by current economic conditions and competition in our trade area.  Sales in the first quarter of 2010 included sales from Easter and Passover which did not occur until the second quarter of 2009.

(b)                              Beginning in March 2010, operating income was negatively impacted by an increase in the health and welfare contribution rate for the majority of Company’s union employees to the maximum allowable rate under the current collective bargaining agreement resulting in additional expense of approximately $76,000 per week.

Arden Group, Inc.

2020 South Central Avenue, Compton, California 90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950